Exhibit 21.1

CABLE DESIGN TECHNOLOGIES CORPORATION
Subsidiaries

Anglo-American Cables Limited	(Incorporated — United Kingdom)
A.W. Industries Inc.	(Incorporated — Florida)
BC Merger Corp.	(Incorporated — Delaware)
Cable Design Technologies Inc.	(Incorporated — State of Washington)
CDT Asia Pacific PTE Ltd.	(Incorporated — Singapore)
CDT (CZ), S.R.O.	(Incorporated — Czech Republic)
CDT (Deutschland) GMBH	(Incorporated — Germany)
CDT International Holdings Inc.	(Incorporated — Delaware)
CDT Nordic Holding AB	(Incorporated — Sweden)
Cekan/CDT A/S	(Incorporated — Denmark)
Dearborn/CDT, Inc.	(Incorporated — Delaware)
HEW-Kabel/CDT GmbH & Co. KG	(German Partnership, 80% ownership)
HEW-Kabel/CDT Verwaltungs GMBH	(Incorporated — Germany, 80% ownership)
HEW Skandinaviska AB	(Incorporated — Sweden, 80% ownership)
Industria Tecnica Cavi S.R.L.	(Incorporated — Italy)
Kabelovna Decin-Podmokly A.S.	(Incorporated — Czech Republic, 94.6% ownership)
KDP Kabeltechnik Berlin GMBH	(Incorporated — Germany, 94.6% ownership)
NORDX/CDT Australia Pty Limited	(Incorporated — Australia)
NORDX/CDT Asia Limited	(Incorporated — Hong Kong)
NORDX/CDT, Corp.	(Incorporated — Delaware)
NORDX/CDT do Brasil Ltda	(Incorporated — Brazil)
NORDX/CDT, Limited	(Incorporated — United Kingdom)
NORDX/CDT, Inc.	(Incorporated — Canada)
NORDX/CDT — IP Corp.	(Incorporated — Delaware)
Noslo Limited	(Incorporated — United Kingdom)
Örebro Kabel AB	(Incorporated — Sweden)
Red Hawk/CDT, Inc.	(Incorporated — Delaware)
Raydex/CDT Limited	(Incorporated — United Kingdom)
Stronglink/CDT Pty. Ltd.	(Incorporated — Australia, 76% ownership)
Tennecast Company	(Incorporated — Ohio)
Thermax/CDT, Inc.	(Incorporated — Delaware)
Wire Group International, Limited	(Incorporated — United Kingdom